As filed with the Securities and Exchange Commission on May 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PINNACLE BANKSHARES CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1832714
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

622 Broad Street Altavista, Virginia	24517
(Address of principal executive offices)	(Zip Code)

PINNACLE BANKSHARES CORPORATION 2004

INCENTIVE STOCK PLAN

(Full title of the plan)

Bryan M. Lemley

Chief Financial Officer, Treasurer and Secretary

622 Broad Street

Altavista, Virginia 24517

(434) 369-3000

(Name, address and telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

Wallace M. Starke, Esquire

Troutman Sanders LLP

1111 East Main Street

Richmond, Virginia 23219

Telephone: (804) 697-1369

Facsimile: (804) 698-5177

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $3.00 par value	100,000 shares[1]	$18.375[2]	$1,837,500	$232.82

[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the 1933 Act), this registration statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Plan.
[2]	Pursuant to Rule 457(h)(1) under the 1933 Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the bid and asked price of Pinnacle Bankshares Corporation Common Stock on May 18, 2004, as reported on the OTC Bulletin Board.

Part I — Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of Form S-8 and Rule 428.

Part II — Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Pinnacle Bankshares Corporation (the Company or Registrant) hereby incorporates by reference into this registration statement the following documents:

(a)	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission (the Commission) on March 17, 2004;

(b)	The Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004, as filed with the Commission on May 10, 2004;

(c)	The description of the Company’s capital stock contained in “Description of Holding Company Capital Stock” in Registrant’s Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 (No. 333-20399) with the Commission on January 24, 1997, as amended January 30, 1997 (Pre-Effective Amendment No. 1), as it may be amended by any amendment or report filed subsequent to this registration statement for the purpose of updating such description.

All documents filed by Registrant subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the 1934 Act) and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof from their respective dates of filing. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article VII of the Company’s Amended and Restated Articles of Incorporation limits the liability of the Company’s directors and officers to the Company and its shareholders to the full extent permitted by the Virginia Stock Corporation Act as now and hereafter in effect. The Virginia Stock Corporation Act places a limit on the liability of a director or officer in derivative or shareholder proceedings equal to the lesser of (i) the amount specified in the corporation’s articles of incorporation or a shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the director or officer. The Company’s Amended and Restated Articles of Incorporation provide that the Company’s directors and officers will not be monetarily liable to the Company or the Company’s shareholders, if such limitation is permissible under the Virginia Stock Corporation Act. This limitation does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of the Company’s Amended and Restated Articles of Incorporation, together with the Virginia Stock Corporation Act, is to eliminate liability of directors and officers for monetary damages in derivative or shareholder proceedings so long as the required standard of conduct is met.

Article VII of the Company’s Amended and Restated Articles of Incorporation also mandates indemnification of our directors and officers to the full extent permitted by the Virginia Stock Corporation Act. The Virginia Stock Corporation Act permits a corporation to indemnify its directors and officers against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation or to other corporations or enterprises that the officer or director was serving at the request of the corporation, except in the case of willful misconduct or a knowing violation of a criminal law. The Company is required to indemnify its directors and officers in all such proceedings if they have not violated this standard.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

An Exhibit Index appears at page 7 hereof.

Item 9.    Undertakings.

(a)	Rule 415 Offering. The undersigned Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the 1933 Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the Registrant with the Commission under the 1934 Act.

(2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Altavista, State of Virginia, on May 18, 2004.

Pinnacle Bankshares Corporation (Registrant)

By:	/s/ Robert H. Gilliam, Jr.

President and Chief Executive Officer

POWERS OF ATTORNEY

AND

SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert H. Gilliam, Jr. as his attorney-in-fact for him and in his name and on his behalf as a director and/or officer of Pinnacle Bankshares Corporation to prepare, execute and file any and all amendments, including post-effective amendments, or supplements to this registration statement on Form S-8, and other documents (including any necessary amendments thereof) which such attorney-in-fact may deem appropriate or necessary and to cause the same to be filed with the Commission.

Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons in the capacities indicated below on this 18th day of May, 2004.

Signature	Title

/s/ Robert H. Gilliam, Jr. Robert H. Gilliam, Jr.	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Bryan M. Lemley Bryan M. Lemley	Secretary, Treasurer and Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)

/s/ A. Willard Arthur A. Willard Arthur	Director

/s/ James E. Burton, IV James E. Burton, IV	Director

/s/ John P. Erb John P. Erb	Director

/s/ R.B. Hancock, Jr. R.B. Hancock, Jr.	Director

/s/ James P. Kent, Jr. James P. Kent, Jr.	Director

William F. Overacre	Director

/s/ Herman P. Rogers, Jr. Herman P. Rogers, Jr.	Director

/s/ Carroll E. Shelton Carroll E. Shelton	Director

/s/ John L. Waller John L. Waller	Director

/s/ Michael E. Watson Michael E. Watson	Director

EXHIBIT INDEX

Exhibit Number

4.1	Pinnacle Bankshares Corporation 2004 Incentive Stock Plan (incorporated by reference to Exhibit 10.4 to Registrant’s Quarterly Report on Form 10-QSB (File No. 000-23909) filed on May 10, 2004).

4.2	Amended and Restated Articles of Incorporation (incorporated by reference to Appendix 1 to Registrant’s amended registration statement on Form S-4 (File No. 333-20399) filed on January 30, 1997).

4.3	Bylaws (incorporated by reference to Exhibit 3.2 to Registrant’s registration statement on Form S-4 (File No. 333-20399) filed on January 24, 1997).

5	Opinion of Troutman Sanders LLP with respect to the validity of the Common Stock under the Plan, filed herewith.

23.1	Consent of Troutman Sanders LLP (contained in Exhibit 5 hereto).

23.2	Consent of KPMG LLP, filed herewith.

24	Powers of Attorney (included on the signature page of this registration statement).